SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE TO/A

(Amendment No. 1) (Rule 14d-100)

TENDER OFFER STATEMENT UNDER SECTION 14(D)(1) OR 13(E)(1)

OF THE SECURITIES EXCHANGE ACT OF 1934

PPG INDUSTRIES, INC.

(Name of Subject Company (issuer) and Filing Person (offeror))

Class A Common Stock, par value $1.66 2/3 per share

(Title of Class of Securities)

69350610

(CUSIP Number of Class of Securities)

Glenn E. Bost II

Senior Vice President and General Counsel

PPG Industries, Inc.

One PPG Place

Pittsburgh, Pennsylvania 15272

(412) 434-3131

(Name, address and telephone number of person authorized to receive notices and communications on behalf of filing persons)

Copies to:

Steven A. Rosenblum, Esq.	Mark L. Hanson, Esq.
Wachtell, Lipton, Rosen & Katz	Jones Day
51 West 52nd Street	1420 Peachtree Street, N.E.
New York, New York 10019	Suite 800
(212) 403-1000	Atlanta, Georgia 30309
(404) 521-3939

CALCULATION OF FILING FEE

Transaction Valuation	Amount of Filing Fee
$1,486,435,503 (1)	$155,495 (2)

(1)	Estimated solely for calculating the filing fee, based on the average of the high and low prices of shares of common stock of Georgia Gulf Corporation into which shares of common stock of Eagle Spinco Inc. being offered in exchange for shares of Class A Common Stock of PPG Industries, Inc. will be converted, as reported on the New York Stock Exchange on December 26, 2012 and paid in connection with Georgia Gulf Corporation’s Registration Statement on Form S-4, which was filed on September 5, 2012 (Registration No. 333-183724), Amendment No. 1 to Georgia Gulf Corporation’s Registration Statement on Form S-4, which was filed on October 18, 2012 and Amendment No. 4 to Georgia Gulf Corporation’s Registration Statement on Form S-4, which was filed on December 27, 2012, calculated as set forth therein, relating to the transactions described in this Schedule TO (collectively, the “Georgia Gulf Form S-4”).

(2)	The amount of the filing fee has been calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, in connection with the Georgia Gulf Form S-4, as set forth therein.

☒	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: Registration Statement on Form S-4 (No. 333-183724) (as to $154,379), Amendment No. 1 to Registration Statement on Form S-4 (No. 333-183724) (as to $178), and Amendment No. 4 to Registration Statement on Form S-4 (No. 333-183724) (as to $938)

Form or Registration No.: Form S-4 (No. 333-183724)

Filing Party: Georgia Gulf Corporation

Date Filed: September 5, 2012 (as to Registration Statement on Form S-4 (No. 333-183724)), October 18, 2012 (as to Amendment No. 1 to Registration Statement on Form S-4 (No. 333-183724)), and December 27, 2012 (as to Amendment No. 4 to Registration Statement on Form S-4 (No. 333-183724))

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transaction to which the statement relates:

☐	third party tender offer subject to Rule 14d-1.
☒	issuer tender offer subject to Rule 13e-4.
☐	going private transaction subject to Rule 13e-3.
☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer:  ☐

This Amendment No. 1 amends and supplements the Issuer Tender Offer Statement on Schedule TO (the “Schedule TO”) filed by PPG Industries, Inc. (“PPG”) with the Securities and Exchange Commission on December 27, 2012.

The Schedule TO relates to the offer by PPG to exchange all shares of common stock, par value $0.001 per share, of Eagle Spinco Inc., the PPG subsidiary holding PPG’s commodity chemicals business (“Splitco common stock”), for shares of common stock, par value $1.66 2/3 per share, of PPG (“PPG common stock”) that are validly tendered and not properly withdrawn prior to the expiration of the Exchange Offer (as defined below). Immediately following consummation of the Exchange Offer, Grizzly Acquisition Sub, Inc., a Delaware corporation (“Merger Sub”), which is a wholly-owned subsidiary of Georgia Gulf Corporation (“Georgia Gulf”), will merge (the “Merger”) with and into Eagle Spinco Inc. (“Splitco”), whereby the separate corporate existence of Merger Sub will cease and Splitco will continue as the surviving company and a wholly-owned subsidiary of Georgia Gulf and each share of Splitco common stock will be converted into the right to receive shares of common stock, par value $0.01 per share, of Georgia Gulf (“Georgia Gulf common stock”), upon the terms and subject to the conditions set forth in the Prospectus, dated December 27, 2012 (the “Prospectus”), the Letter of Transmittal and the Exchange and Transmittal Information Booklet, copies of which are incorporated herein by reference as Exhibits (a)(i), (a)(ii) and (a)(iii), respectively (which, together with any amendments or supplements thereto, collectively constitute the “Exchange Offer”). In connection with the Exchange Offer, Splitco has filed under the Securities Act of 1933, as amended (the “Securities Act”), a registration statement on Form S-4 and Form S-1 (Registration No. 333-183727) (the “Registration Statement”) to register the shares of Splitco common stock offered in exchange for shares of PPG common stock tendered in the Exchange Offer and to be distributed in any pro rata dividend to the extent that the Exchange Offer is not fully subscribed. Georgia Gulf has filed under the Securities Act a registration statement on Form S-4 (Registration No. 333-183724) to register the shares of Georgia Gulf common stock into which shares of Splitco common stock will be converted in the Merger.

This Amendment No. 1 shall be read together with the Schedule TO. Except as specifically provided herein, this Amendment No. 1 does not modify any of the information previously reported on the Schedule TO.

Item 4.	Terms of the Transaction.

Item 4(a) of the Schedule TO, which incorporates by reference the information contained in the Exchange Offer, is hereby amended and supplemented by adding the following thereto:

For each share of PPG common stock that is validly tendered and not withdrawn pursuant to the Exchange Offer and accepted by PPG, tendering PPG shareholders will receive 3.2562 shares of Splitco common stock, which will automatically convert into the right to receive one share of Georgia Gulf common stock, upon the terms and subject to the conditions set forth in the Prospectus. The upper limit of 3.9745 shares of Splitco common stock per share of PPG common stock is not in effect. The value of PPG common stock and Splitco common stock, which were used to determine the exchange ratio, were $143.5988 and $49.0005, respectively, and were determined by PPG by reference to the simple arithmetic average of the daily volume–weighted average prices of PPG common stock and the Georgia Gulf common stock, respectively, on the New York Stock Exchange on January 23, 2013, January 24, 2013, and January 25, 2013.

On January 25, 2013, PPG issued a press release announcing the final exchange ratio of the Exchange Offer, a copy of which is attached as Exhibit (a)(1)(xi) hereto and is incorporated herein by reference.

Item 12.	Exhibits.

Item 12 of the Schedule TO is amended and supplemented by adding the following exhibits thereto:

Exhibit No.	Description

(a)(1)(xi)	Press release, dated January 25, 2013 (incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K filed by PPG with the Securities and Exchange Commission on January 25, 2013)

(a)(4)(ii)	Text of the website that is being maintained in connection with the Exchange Offer, updated on December 27, 2012 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on December 27, 2012)

(a)(4)(iii)	Text of the website that is being maintained in connection with the Exchange Offer, updated on December 28, 2012 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on December 28, 2012)

(a)(4)(iv)	Text of the website that is being maintained in connection with the Exchange Offer, updated on December 31, 2012 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on December 31, 2012)

(a)(4)(v)	Text of the website that is being maintained in connection with the Exchange Offer, updated on January 2, 2013 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on January 2, 2013)

(a)(4)(vi)	Text of the website that is being maintained in connection with the Exchange Offer, updated on January 3, 2013 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on January 3, 2013)

(a)(4)(v)	Text of the website that is being maintained in connection with the Exchange Offer, updated on January 4, 2013 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on January 4, 2013)

(a)(4)(vi)	Text of the website that is being maintained in connection with the Exchange Offer, updated on January 7, 2013 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on January 7, 2013)

(a)(4)(vii)	Text of the website that is being maintained in connection with the Exchange Offer, updated on January 8, 2013 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on January 8, 2013)

(a)(4)(viii)	Text of the website that is being maintained in connection with the Exchange Offer, updated on January 9, 2013 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on January 9, 2013)

(a)(4)(ix)	Text of the website that is being maintained in connection with the Exchange Offer, updated on January 10, 2013 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on January 10, 2013)

(a)(4)(x)	Text of the website that is being maintained in connection with the Exchange Offer, updated on January 11, 2013 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on January 11, 2013)

(a)(4)(xi)	Text of the website that is being maintained in connection with the Exchange Offer, updated on January 14, 2013 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on January 14, 2013)

(a)(4)(xii)	Text of the website that is being maintained in connection with the Exchange Offer, updated on January 15, 2013 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on January 15, 2013)

(a)(4)(xiii)	Text of the website that is being maintained in connection with the Exchange Offer, updated on January 16, 2013 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on January 16, 2013)

(a)(4)(xiv)	Text of the website that is being maintained in connection with the Exchange Offer, updated on January 17, 2013 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on January 17, 2013)

(a)(4)(xv)	Text of the website that is being maintained in connection with the Exchange Offer, updated on January 18, 2013 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on January 18, 2013)

(a)(4)(xvi)	Text of the website that is being maintained in connection with the Exchange Offer, updated on January 22, 2013 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on January 22, 2013)

(a)(4)(xvii)	Text of the website that is being maintained in connection with the Exchange Offer, updated on January 23, 2013 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on January 23, 2013)

(a)(4)(xviii)	Text of the website that is being maintained in connection with the Exchange Offer, updated on January 23, 2013 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on January 23, 2013)

(a)(4)(xix)	Text of the website that is being maintained in connection with the Exchange Offer, updated on January 23, 2013 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on January 23, 2013)

(a)(4)(xx)	Text of the website that is being maintained in connection with the Exchange Offer, updated on January 24, 2013 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on January 24, 2013)

(a)(4)(xxi)	Text of the website that is being maintained in connection with the Exchange Offer, updated on January 24, 2013 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on January 24, 2013)

(a)(4)(xxii)	Text of the website that is being maintained in connection with the Exchange Offer, updated on January 24, 2013 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on January 24, 2013)

(a)(4)(xxiii)	Text of the website that is being maintained in connection with the Exchange Offer, updated on January 25, 2013 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on January 25, 2013)

(a)(4)(xxix)	Text of the website that is being maintained in connection with the Exchange Offer, updated on January 25, 2013 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on January 25, 2013)

(a)(4)(xxx)	Text of the website that is being maintained in connection with the Exchange Offer, updated on January 25, 2013 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on January 25, 2013)

(a)(4)(xxxi)	Press release, January 25, 2013 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on January 25, 2013)

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

PPG INDUSTRIES, INC.

By:	/s/ Charles E. Bunch
	Name:	Charles E. Bunch
	Title:	Chairman and Chief Executive Officer

Dated: January 25, 2013

EXHIBIT INDEX

Exhibit No.	Description

(a)(1)(i)	Prospectus, dated December 27, 2012 (incorporated by reference to the Registration Statement)

(a)(1)(ii)	Form of Letter of Transmittal for PPG common stock (incorporated by reference to Exhibit 99.3 to the Registration Statement)

(a)(1)(iii)	Form of Exchange and Transmittal Information Booklet (incorporated by reference to Exhibit 99.4 to the Registration Statement)

(a)(1)(iv)	Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated by reference to Exhibit 99.5 to the Registration Statement)

(a)(1)(v)	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated by reference to Exhibit 99.6 to the Registration Statement)

(a)(1)(vi)	Form of Notice of Guaranteed Delivery for PPG common shares (incorporated by reference to Exhibit 99.7 to the Registration Statement)

(a)(1)(vii)	Form of Notice of Withdrawal for PPG common shares (incorporated by reference to Exhibit 99.8 to the Registration Statement)

(a)(1)(viii)	Form of Letter to United States PPG Industries Employee Savings Plan Participants (incorporated by reference to Exhibit 99.9 to the Registration Statement)

(a)(1)(ix)	Form of Letter to Canadian PPG Industries Employee Savings Plan Participants (incorporated by reference to Exhibit 99.10 to the Registration Statement)

(a)(1)(x)	Form of Letter to Puerto Rican PPG Industries Employee Savings Plan Participants (incorporated by reference to Exhibit 99.11 to the Registration Statement)

(a)(1)(xi)	Press release, dated January 25, 2013 (incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K filed by PPG with the Securities and Exchange Commission on January 25, 2013)

(a)(2)	None

(a)(3)	None

(a)(4)(i)	Prospectus, dated December 27, 2012 (incorporated by reference to the Registration Statement)

(a)(4)(ii)	Text of the website that is being maintained in connection with the Exchange Offer, updated on December 27, 2012 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on December 27, 2012)

(a)(4)(iii)	Text of the website that is being maintained in connection with the Exchange Offer, updated on December 28, 2012 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on December 28, 2012)

(a)(4)(iv)	Text of the website that is being maintained in connection with the Exchange Offer, updated on December 31, 2012 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on December 31, 2012)

(a)(4)(v)	Text of the website that is being maintained in connection with the Exchange Offer, updated on January 2, 2013 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on January 2, 2013)

(a)(4)(vi)	Text of the website that is being maintained in connection with the Exchange Offer, updated on January 3, 2013 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on January 3, 2013)

(a)(4)(v)	Text of the website that is being maintained in connection with the Exchange Offer, updated on January 4, 2013 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on January 4, 2013)

(a)(4)(vi)	Text of the website that is being maintained in connection with the Exchange Offer, updated on January 7, 2013 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on January 7, 2013)

(a)(4)(vii)	Text of the website that is being maintained in connection with the Exchange Offer, updated on January 8, 2013 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on January 8, 2013)

(a)(4)(viii)	Text of the website that is being maintained in connection with the Exchange Offer, updated on January 9, 2013 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on January 9, 2013)

(a)(4)(ix)	Text of the website that is being maintained in connection with the Exchange Offer, updated on January 10, 2013 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on January 10, 2013)

(a)(4)(x)	Text of the website that is being maintained in connection with the Exchange Offer, updated on January 11, 2013 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on January 11, 2013)

(a)(4)(xi)	Text of the website that is being maintained in connection with the Exchange Offer, updated on January 14, 2013 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on January 14, 2013)

(a)(4)(xii)	Text of the website that is being maintained in connection with the Exchange Offer, updated on January 15, 2013 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on January 15, 2013)

(a)(4)(xiii)	Text of the website that is being maintained in connection with the Exchange Offer, updated on January 16, 2013 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on January 16, 2013)

(a)(4)(xiv)	Text of the website that is being maintained in connection with the Exchange Offer, updated on January 17, 2013 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on January 17, 2013)

(a)(4)(xv)	Text of the website that is being maintained in connection with the Exchange Offer, updated on January 18, 2013 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on January 18, 2013)

(a)(4)(xvi)	Text of the website that is being maintained in connection with the Exchange Offer, updated on January 22, 2013 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on January 22, 2013)

(a)(4)(xvii)	Text of the website that is being maintained in connection with the Exchange Offer, updated on January 23, 2013 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on January 23, 2013)

(a)(4)(xviii)	Text of the website that is being maintained in connection with the Exchange Offer, updated on January 23, 2013 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on January 23, 2013)

(a)(4)(xix)	Text of the website that is being maintained in connection with the Exchange Offer, updated on January 23, 2013 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on January 23, 2013)

(a)(4)(xx)	Text of the website that is being maintained in connection with the Exchange Offer, updated on January 24, 2013 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on January 24, 2013)

(a)(4)(xxi)	Text of the website that is being maintained in connection with the Exchange Offer, updated on January 24, 2013 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on January 24, 2013)

(a)(4)(xxii)	Text of the website that is being maintained in connection with the Exchange Offer, updated on January 24, 2013 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on January 24, 2013)

(a)(4)(xxiii)	Text of the website that is being maintained in connection with the Exchange Offer, updated on January 25, 2013 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on January 25, 2013)

(a)(4)(xxix)	Text of the website that is being maintained in connection with the Exchange Offer, updated on January 25, 2013 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on January 25, 2013)

(a)(4)(xxx)	Text of the website that is being maintained in connection with the Exchange Offer, updated on January 25, 2013 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on January 25, 2013)

(a)(4)(xxxi)	Press release, January 25, 2013 (incorporated by reference to PPG’s Form 425 filed with the Securities and Exchange Commission on January 25, 2013)

(a)(5)	None

(b)	None

(d)(i)	Agreement and Plan of Merger, dated as of July 18, 2012, by and among PPG Industries, Inc., Eagle Spinco Inc., Georgia Gulf Corporation and Grizzly Acquisition Sub, Inc. (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by PPG with the Securities and Exchange Commission on July 19, 2012)

(d)(ii)	Amendment No. 1, dated as of August 31, 2012, to the Agreement and Plan of Merger, dated as of July 18, 2012, by and among PPG Industries, Inc., Eagle Spinco Inc., Georgia Gulf Corporation and Grizzly Acquisition Sub, Inc. (incorporated by reference to Exhibit 2.1 to PPG Industries, Inc.’s Current Report on Form 8-K filed on September 5, 2012)

(d)(iii)	Form of Tax Matters Agreement to be entered into by and among PPG Industries, Inc., Eagle Spinco Inc. and Georgia Gulf Corporation (incorporated by reference to Exhibit 99.2 to Eagle Spinco Inc.’s Form S-4 and Form S-1 filed on September 5, 2012)

(d)(iv)*	Letter Agreement, dated as of February 1, 2003, as amended, to confirm the terms and conditions of the Transaction entered into between Credit Suisse First Boston International and PPG Industries, Inc. through Credit Suisse First Boston Corporation on November 1, 2002

(g)	None

(h)	Opinion of Wachtell, Lipton, Rosen & Katz (incorporated by reference to Exhibit 8.1 to the Registration Statement)

*	Previously filed with the Securities and Exchange Commission on the Issuer Tender Offer Statement on Schedule TO filed on December 27, 2012.